Exhibit 99.1

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of Stardust Power Inc., a Delaware corporation, and that this agreement may be included as an exhibit to such joint filing.

Dated: February 11, 2025

Endurance Antarctica Partners II, LLC

By: Antarctica Endurance Manager, LLC, its managing member

	By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Manager

Antarctica Endurance Manager, LLC

	By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Manager